As filed with the Securities and Exchange Commission on February 6, 2025

Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONDUIT PHARMACEUTICALS INC.

(Exact name of Registrant as specified in its charter)

Delaware	87-3272543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4581 Tamiami Trail North, Suite 200 Naples, FL	34103
(Address of principal executive offices)	(Zip Code)

Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan

(Full title of the plan)

David Tapolczay

Chief Executive Officer

Conduit Pharmaceuticals Inc.

4581 Tamiami Trail North, Suite 200

Naples, FL 34103

(Name and address of agent for service)

(646) 491-9132

(Telephone number, including area code, of agent for service)

Copies to:

Todd Mason, Esq.

Thompson Hine LLP

300 Madison Ave, 27th Floor

New York, NY 10017

(212) 344-5680

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

An amendment (the “Amendment”) to the second amended and restated certificate of incorporation of Conduit Pharmaceuticals Inc. (the “Registrant”) was filed with the Secretary of State of the State of Delaware to effect a 1-for-100 reverse split (the “Reverse Stock Split”) of the Registrant’s issued and outstanding common stock, with an effective time of 5:00 p.m. Eastern Time on January 24, 2025. As a result of the Reverse Stock Split, every 100 shares of the Registrant’s common stock, either issued or outstanding, immediately prior to the filing and effectiveness of the Amendment, was automatically combined and converted (without any further act) into one share of fully paid and nonassessable share of common stock. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders of record who would have otherwise been entitled to receive a fractional share of common stock received a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price per share of the common stock (as adjusted for the Reverse Stock Split) on The Nasdaq Global Market on January 24, 2025. Unless otherwise indicated, all share numbers herein, including common stock registered hereunder and registered under prior registration statements, give effect to the Reverse Stock Split.

This registration statement on Form S-8 registers 69,240 additional shares of common stock of the Registrant may be issued under the Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (the “2023 Plan”). The number of shares of common stock available for issuance under the 2023 Plan is subject to an automatic annual increase on the first day of each fiscal year commencing January 1, 2024 and continuing annually on each anniversary thereof through (and including) January 1, 2033, equal to the lesser of (A) 5% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of common stock as determined by the Registrant’s board of directors or its Compensation Committee (the “Plan Evergreen Provision”). Pursuant to the Plan Evergreen Provision, the number of shares of common stock available for issuance under the 2023 Plan was increased by 69,240 shares of common stock effective January 1, 2025. This registration statement registers the additional shares of common stock available for issuance under the 2023 Plan as a result of the Plan Evergreen Provision effective January 1, 2025.

The Registrant previously registered (i) 114,976 shares of common stock available for issuance under the 2023 Plan on a registration statement on Form S-8, filed by the Registrant on December 1, 2023, File No. 333-275860, and (ii) 36,914 shares of common stock available for issuance under the 2023 Plan pursuant to the Plan Evergreen Provision effective January 1, 2024, on a registration statement on Form S-8, filed by the Registrant on January 10, 2024, File No. 333-276461 (such registration statements on Form S-8, the “Prior Registration Statements”). In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference in this registration statement. Only those items of Form S-8 containing new information not contained in the in the Prior Registration Statements are presented herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the U.S. Securities and Exchange Commission (the “SEC”), this registration statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the SEC are incorporated by reference into this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024.

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024, and September 30, 2024, filed with the SEC on May 14, 2024 (as amended on November 14, 2024), August 12, 2024 (as amended on November 14, 2024), and November 14, 2024, respectively.

(c)	The Registrant’s Current Reports on Form 8-K (other than any portions thereof deemed furnished and not filed), filed with the SEC on April 16, 2024, May 31, 2024, July 1, 2024, July 11, 2024, August 7, 2024, August 8, 2024, August 16, 2024, September 6, 2024, October 15, 2024, November 1, 2024, November 14, 2024, November 19, 2024, November 25, 2024, December 17, 2024, December 20, 2024, January 14, 2025, and January 23, 2025.

(d)	The Registrant’s definitive proxy statements on Schedule 14A, as filed with the SEC on October 28, 2024 (as supplemented on November 1, 2024) and December 6, 2024.

(e)	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A, filed with the SEC on September 22, 2023 (File No. 001-41245), as well as any additional amendments or reports filed for the purpose of updating such description.

(f)	All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6. Indemnification of Directors and Officers.

Our Second Amended and Restated Certificate of Incorporation provides that directors and officers will be indemnified by the Registrant to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

Our Amended and Restated Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify the directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to the Registrant’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (filed as Annex C to the Registrant’s Proxy Statement/Prospectus filed on August 11, 2023, and incorporated herein by reference).

4.2	Specimen Common Stock Certificate of Conduit Pharmaceuticals Inc. (filed as Exhibit 4.8 to the Registrant’s Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-271903) filed on August 8, 2023, and incorporated herein by reference).

4.3	Form of Stock Option Agreement under Conduit Pharmaceuticals Inc. 2023 Stock Incentive Plan (filed as Exhibit 10.17 to the Registrant’s Registration Statement on Form S-4 (File No. 333-271903) filed on May 12, 2023, and incorporated herein by reference).

5.1*	Opinion of Thompson Hine LLP.

23.1*	Consent of Marcum LLP, independent public accounting firm of Conduit Pharmaceuticals Inc.

23.2*	Consent of Thompson Hine LLP (included in Exhibit 5.1 hereto).

24.1*	Power of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on February 6, 2025.

CONDUIT PHARMACEUTICALS INC.

By:	/s/ David Tapolczay
Name: David Tapolczay
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Tapolczay and/or James Bligh, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the undersigned, thereunto duly authorized.

Signature	Title	Date

/s/ David Tapolczay	Chief Executive Officer and Director	February 6, 2025
David Tapolczay	(Principal Executive Officer)

/s/ James Bligh	Interim Chief Financial Officer and Director	February 6, 2025
James Bligh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Freda Lewis-Hall	Director and Chairperson of the Board of Directors	February 6, 2025
Freda Lewis-Hall

/s/ Faith L. Charles	Director	February 6, 2025
Faith L. Charles

/s/ Chele Chiavacci Farley	Director	February 6, 2025
Chele Chiavacci Farley

/s/ Simon Fry	Director	February 6, 2025
Simon Fry

/s/ Andrew Regan	Director	February 6, 2025
Andrew Regan